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                                                                     EXHIBIT 2.1

                           AGREEMENT OF REORGANIZATION
                               AND PLAN OF MERGER


        This Agreement of Reorganization and Plan of Merger (this "Agreement") dated this 7th day of May, 1999, by and between Skechers U.S.A., Inc., a Delaware corporation ("Skechers-Delaware") and Skechers U.S.A., Inc., a California corporation ("Skechers-California"), is made with respect to the following facts.

               A. Skechers-Delaware and Skechers-California desire that Skechers-California merge with and into Skechers-Delaware, pursuant to Delaware law, with Skechers-Delaware being the surviving entity (the "Merger"), as set forth in the Registration Statement of Skechers-Delaware on Form S-1, No. 333-60065, including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act").

               B. Section 252 of the General Corporation Law of the State of Delaware,(the "DGCL") authorizes the merger of a Delaware corporation and a foreign corporation. Sections 1100 and 1108 of the California Corporations Code authorize the merger of California corporations into foreign corporations.

               C. Skechers-Delaware's Certificate of Incorporation and Bylaws permit, and resolutions adopted by Skechers-Delaware's Board of Directors and Skechers-California's Board of Directors authorize this Agreement and the consummation of the Merger called for herein.

        NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein, the parties to this Agreement agree as follows.


                             ARTICLE I - THE MERGER

        1.01 The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02 below), Skechers-California shall be merged with and into Skechers-Delaware, pursuant to Section 252 of the DGCL, and the separate existence of Skechers-California shall cease. Skechers-Delaware shall be the surviving entity (the "Surviving Corporation") and shall continue to be governed by the DGCL.

        1.02 Effective Time. In accordance with Sections 103(d) and 252 of the DGCL, the Merger shall become effective (the "Effective Time") upon the filing of a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or at such later time, not later than five business days thereafter, as may be specified in the Certificate of Merger. All other filings or recordings required by Delaware and California law in connection with the Merger shall also be made.


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        1.03 Effect of the Merger. The Merger shall have the effects set forth in section 259 and 260 of the DGCL.


                     ARTICLE II - THE SURVIVING CORPORATION

        2.01 Name. The name of the surviving corporation shall be Skechers U.S.A., Inc. (sometimes referred to as the "Surviving Corporation").

        2.02 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Skechers-Delaware, as in effect immediately prior to the Effective Time, shall be the Certificate of the Incorporation and Bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law.

        2.03 Officers and Directors. The officers of Skechers-Delaware immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their resignation, removal or death. The directors of Skechers-Delaware immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.


                   ARTICLE III - THE DISAPPEARING CORPORATION

        3.01 Conversion of Common Stock Skechers-California. At the Effective Time, each issued and outstanding share of the Common Stock of Skechers-California shall be converted into 13,907.0748 shares of Skechers-Delaware's Class B Common Stock, $.001 par value per share (the "Class B Common Stock"). At the Effective Time, the one share of Skechers-Delaware Common Stock owned by Skechers-California shall be canceled.

        3.02 Skechers - California Options, Stock Purchase Rights, Convertible Securities

               (i) Upon the Effective Date of the Merger, the Surviving Corporation shall assume the obligations of Skechers - California under, and continue, the option plans (including, without limitation, the 1998 Amended and Restated Stock Option, Deferred Stock and Restricted Stock Plan and the Amended and Restated 1998 Employee Stock Purchase Plan) and all other employee benefit plans of Skechers - California. Each outstanding and unexercised option, other right to purchase, or security convertible into or exercisable for, Skechers - California Common Stock (a "Right") shall become, subject to the provisions in paragraph (iii) hereof, an option, right to purchase or a security convertible into the Surviving Corporation's Class A Common Stock, $.001 par value per Share (the "Class A Common Stock"), on the basis of 13,907.0748 shares of the Surviving Corporation's Class A Common Stock for each one share of Skechers - California Common Stock issuable pursuant to any such Right, on the same terms and condition and at an exercise price equal to the exercise price applicable to any such Skechers - California Right at the Effective Date of the Merger divided by 13,907.0748. This paragraph 3.2(i) shall not apply to

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currently issued and outstanding Skechers - California Common Stock. Such Common
Stock is subject to paragraph 3.01 hereof.

               (ii) A number of shares of the Surviving Corporation's Class A Common Stock shall be reserved for issuance upon the exercise of options, stock purchase rights and convertible securities equal to the number of shares of Skechers - California Common Stock so reserved immediately prior to the Effective Date of the Merger.

               (iii) The assumed Rights shall not entitle any holder thereof to a fractional share upon exercise or conversion (unless the holder was entitled to a fractional interest immediately prior to the Merger). Any fractional share interests to which a holder of an assumed Right would otherwise be entitled upon exercise or conversion shall be disregarded.

        Notwithstanding the foregoing, with respect to options issued under the Skechers - California 1998 Amended and Restated Stock Option, Deferred Stock and Restricted Stock Plan that are assumed in the Merger, the number of shares of Common Stock to which the holder would be otherwise entitled upon exercise of each such assumed option following the Merger shall be rounded up or down to the nearest whole number, as applicable, and the exercise price shall be rounded up or down to the nearest whole cent, as applicable. In addition, no "additional benefits" (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

        3.03   Issuance of Shares.

                (i) Skechers-Delaware shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing Common Stock pursuant to this Agreement.

               (ii) As soon as practicable after the Effective Time, Skechers-Delaware shall cause the Exchange Agent to distribute to each owner of Skechers-California certificates representing the number of shares of Common Stock to which such owner is entitled pursuant to section 3.01 of this Agreement.

        3.04 Characterization of Merger. For federal income tax purposes, the conversion of interests in Skechers-California pursuant to this Article III shall be deemed a reorganization and mere change in place of organization pursuant to section 368 (a)(1) (F) of the Internal Revenue Code of 1986.


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                 ARTICLE IV - TRANSFER AND CONVEYANCE OF ASSETS
                          AND ASSUMPTION OF LIABILITIES

        4.01 Transfer, Conveyance and Assumption. At the Effective Time, Skechers-Delaware shall continue in existence as the Surviving Corporation, and without further action on the part of Skechers-California or Skechers-Delaware, succeed to and possess all the rights, privileges and powers of Skechers-California, and all the assets and property of whatever kind and character of Skechers-California shall vest in Skechers-Delaware without further act or deed. Thereafter, Skechers-Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Skechers-California, and any claim or judgment against Skechers-California may be enforced against Skechers-Delaware, as the Surviving Corporation, in accordance with Section 259 of the DGCL.

        4.02 Further Assurances. If at any time Skechers-Delaware shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of Skechers-California, or otherwise to carry out the provisions hereof, members of Skechers-California as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in Skechers-Delaware and otherwise to carry out the provisions hereof.


                   ARTICLE V - REPRESENTATIONS AND WARRANTIES
                             OF SKECHERS-CALIFORNIA

        Skechers-California represents and warrants to Skechers-Delaware as follows:

        5.01 Validity of Actions. Skechers-California (i) is a corporation duly formed, validly existing and in good standing under the laws of the State of California, (ii) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of Skechers-California. Skechers-California has received all necessary authorization to enter into this Agreement, and this Agreement is a legal, valid and binding obligation of Skechers-California, enforceable against Skechers-California in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of Skechers-California's Articles of Incorporation or Bylaws, nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which Skechers-California is a party or by which it or its assets may be bound, or cause a breach of any applicable Federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.


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                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES
                              OF SKECHERS-DELAWARE

        Skechers-Delaware represents and warrants to Skechers-California as follows:

        6.01. Validity of Actions. Skechers-Delaware (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of Skechers-Delaware, and Skechers-Delaware has received all necessary authorization. This Agreement is a legal, valid and binding obligation of Skechers-Delaware, enforceable against Skechers-Delaware in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Certificate of Incorporation or Bylaws of Skechers-Delaware nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which Skechers- Delaware is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

        6.02. Capital Stock of Skechers-Delaware. The authorized capital stock of Skechers-Delaware consists of One Hundred Sixty Million (160,000,000) shares of Common Stock, of which One Hundred Million (100,000,000) Shares are designated as Class A Common Stock and Sixty Million (60,000,000) are designated as Class B Common Stock, and Ten Million (10,000,000) shares of Preferred Stock. The shares of Class B Common Stock of Skechers-Delaware to be delivered to the shareholders of Skechers-California pursuant to this Agreement have been duly and validly authorized, and when issued and delivered, will be fully paid and nonassessable.


                          ARTICLE VII - FURTHER ACTIONS

        7.01 Additional Documents. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.


                     ARTICLE VIII - CONDITIONS TO THE MERGER

        The obligation of Skechers-Delaware and of Skechers-California to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

        8.01 Bring Down. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at, and as of, the Effective Time as if then made (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date) as of the Effective Time.


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        8.02 No Statute, Rule or Regulation Affecting. At the Effective Time,
there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

        8.03 Effectiveness of Registration Statement. As soon as possible following the Effective Time, the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for such purpose shall have been initiated, and all necessary approvals under state securities or blue sky laws shall have been received.

        8.04 Satisfaction of Conditions. All other conditions to the Merger set forth herein shall have been satisfied.


                   ARTICLE IX - TERMINATION; AMENDMENT; WAIVER

        9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (i) by mutual consent of the Board of Directors of Skechers-Delaware and the Board of Directors of Skechers-California, or (ii) by action of the Board of Directors of Skechers-Delaware or of the Board of Directors of Skechers-California in the event that the Merger is not consummated prior to July 31, 1999, or such later date as the parties shall mutually agree in writing.

        9.02 Amendment. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, such amendment to be approved by the Board of Directors of Skechers-California agreeing to such amendment with Skechers-Delaware.

        9.03 Waiver. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.


                            ARTICLE X - MISCELLANEOUS

        10.01 Expenses. If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by Skechers-Delaware.

        10.02 Notice. Except as otherwise specifically provided, any notices to be given hereunder shall be in writing and shall be deemed given upon personal delivery or upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses shall be specified in any notice given):



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               In the case of Skechers-Delaware:
                      Skechers U.S.A., Inc.
                      228 Manhattan Beach Boulevard
                      Manhattan Beach, California  90266
                      (310) 318-3100

               In the case of Skechers-California:
                      Skechers U.S.A., Inc.
                      228 Manhattan Beach Boulevard
                      Manhattan Beach, California  90266
                      (310) 318-3100

        10.03 Non-Assignability. This Agreement shall not be assignable by any of the parties hereto.

        10.04 Entire Agreement. This Agreement contains the parties' entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

        10.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

        10.06 Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

        10.07 Gender; Number. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

        10.08 Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

SKECHERS U.S.A., INC., a California Corporation

By:        /s/  Robert Greenberg
        ---------------------------------
        Name:   Robert Greenberg
        Title:  Chief Executive Officer

By:        /s/  David Weinberg
        ---------------------------------
        Name:   David Weinberg
        Title:  Chief Financial Officer


SKECHERS U.S.A., INC., a Delaware Corporation

By:        /s/  Robert Greenberg
        ---------------------------------
        Name:   Robert Greenberg
        Title:  Chief Executive Officer





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